As filed with the Securities and Exchange Commission on July 20, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AMN HEALTHCARE SERVICES, INC.

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	06-1500476 (IRS Employer Identification No.)

2999 Olympus Boulevard, Suite 500 Dallas, Texas (Address of Principal Executive Offices)	75019 (Zip Code)

AMN Healthcare Services, Inc. Employee Stock Purchase Plan

(Full title of the plan)

Denise L. Jackson, Esq.
Chief Legal Officer and Secretary

AMN Healthcare Services, Inc.
2999 Olympus Boulevard, Suite 500
Dallas, Texas 75019

(Name and address of agent for service)

(866) 871-8519

(Telephone number, including area code, of agent for service)

Copies to:

John C. Kennedy, Esq.

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
(212) 373-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

AMN Healthcare Services, Inc. (the “Company”) has prepared this Registration Statement on Form S-8 in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register the issuance of 1,000,000 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), issuable pursuant to the AMN Healthcare Services, Inc. Employee Stock Purchase Plan (the “ESPP”).

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the ESPP as specified by Rule 428(b)(1) under the Securities Act. Such documents are not being filed with the Securities and Exchange Commission (the “Commission”), but constitute, along with the documents incorporated by reference into this Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information

The Company will furnish without charge to any person to whom the prospectus is delivered, upon written or oral request, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Those documents are incorporated by reference in the Section 10(a) prospectus. The Company will also furnish without charge to any person to whom the prospectus is delivered, upon written or oral request, all other documents required to be delivered pursuant to Rule 428(b). Requests should be directed to AMN Healthcare Services, Inc., 2999 Olympus Boulevard, Suite 500, Dallas, Texas 75019; Telephone number (866) 871-8519; Attn: General Counsel.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed with the Commission by the Company are incorporated by reference in this Registration Statement:

1.	The Company’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the Commission on February 22, 2023, including portions of the Company’s proxy statement for the 2023 annual meeting of stockholders to the extent specifically incorporated by reference therein;
2.	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, filed with the Commission on May 5, 2023;
3.	The Company’s Current Reports on Form 8-K, filed with the Commission on February 16, 2023, May 8, 2023, May 19, 2023 and July 12, 2023; and
4.	The description of the Common Stock set forth in the Company’s Registration Statement on Form 8-A filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on October 26, 2001, and any amendment or report filed for the purpose of updating any such description.

In addition, all reports and documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment which

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indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and made a part hereof from the date of the filing of such documents.

Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated or deemed to be incorporated by reference herein and to be a part hereof shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed amendment to this Registration Statement or in any document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Section 145(a) of the Delaware General Corporation Law (“DGCL”) provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, because the person is or was a director or officer of the corporation. Such indemnity may be against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145(g) of the DGCL provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law.

Our amended and restated certificate of incorporation (the “Certificate”) provides that we will indemnify any person, including persons who are not our directors and officers, to the fullest extent permitted by section 145 of the DGCL. In addition, pursuant to our amended and restated by-laws (the “Bylaws”), we are obligated to indemnify any officer or director who is or was made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the Company to procure a judgment in its favor, by reason of the fact that

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such person is or was a director or officer of the Company (1) against expenses (including attorneys’ fees) if an action by or in the right of the Company and (2) against judgments, fines, and amounts paid in settlement and expenses (including attorneys’ fees), if any other proceeding, in each case, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interest of the Company, and, with respect to any criminal proceeding, had no reason to believe the person’s conduct was unlawful; provided no indemnification will be made for an action by or in the right of the Company to the extent prohibited by the DGCL.

Section 102 of the DGCL permits the limitation of directors’ personal liability to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director except for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) breaches under section 174 of the DGCL, which relates to unlawful payments of dividends or unlawful stock repurchase or redemptions, and (iv) any transaction from which the director derived an improper personal benefit. Our Certificate also limits the personal liability of our directors to the fullest extent permitted by section 102 of the DGCL.

We also enter into indemnification agreements with our directors and officers indemnifying them against liability they may incur in their capacity as such subject to customary limitations. The indemnification agreements also detail the general procedures for obtaining indemnification and for the advancements of expenses for indemnifiable events.

Reference is made to Item 9 for our undertakings with respect to indemnification for liabilities arising under the Securities Act.

The directors and officers of the Company are insured under policies of insurance maintained by us, subject to the limits of the policies, against certain losses arising from any claims made against them by reason of being or having been such directors or officers.

The foregoing statements are subject to the detailed provisions of sections 145 and 102 of the DGCL, the Certificate, the Bylaws and the referenced indemnification agreements.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

Exhibit Number	Description
3.1	Amended and Restated Certificate of Incorporation of AMN Healthcare Services, Inc. (incorporated by reference to Exhibit 3.1 of the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001, filed with the SEC on March 18, 2002).
3.2	Eleventh Amended and Restated By-laws of AMN Healthcare Services, Inc. dated December 14, 2022 (Incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K dated December 14, 2022, filed with the SEC on December 16, 2022).
5.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP as to legality of the shares of Common Stock.
10.1*	AMN Healthcare Services Employee Stock Purchase Plan.
23.1*	Consent of KPMG LLP, independent registered public accounting firm.
23.2*	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibit 5.1).
24.1*	Powers of Attorney (included on signature pages hereto).
107*	Filing Fee Table

* Filed herewith.

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Item 9. Undertakings

(a) The undersigned registrant hereby undertakes:

1.          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)          To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)         To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)        To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

2.          That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act, AMN Healthcare Services, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Dallas, the state of Texas, on July 20, 2023.

AMN HEALTHCARE SERVICES, INC.

By:	/s/ Caroline S. Grace
Name: Caroline S. Grace Title: President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints each of Caroline S. Grace and Jeffrey R. Knudson, acting singly, his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this registration statement and Power of Attorney have been signed on July 20, 2023, by the following persons in the capacities indicated.

Signature	Title

/s/ Caroline S. Grace	President and Chief Executive Officer and Director
Caroline S. Grace	(Principal Executive Officer)

/s/ Jeffrey R. Knudson	Chief Financial Officer
Jeffrey R. Knudson	(Principal Financial and Accounting Officer)

/s/ Douglas D. Wheat	Director and Chairman of the Board
Douglas D. Wheat

/s/ Jorge A. Caballero	Director
Jorge A. Caballero

/s/ Mark G. Foletta	Director
Mark G. Foletta

/s/ Teri G. Fontenot	Director
Teri G. Fontenot

/s/ R. Jeffrey Harris	Director
R. Jeffrey Harris

/s/ Daphne E. Jones	Director
Daphne E. Jones

/s/ Martha H. Marsh	Director
Martha H. Marsh

/s/ Sylvia Trent-Adams	Director
Sylvia Trent-Adams